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                                                                     Exhibit 4.6

                               AMENDING AGREEMENT

          THIS AGREEMENT is made as of March 31, 2003

B E T W E E N:

          DRAXIS HEALTH INC., a corporation incorporated under the laws of Canada
          (hereinafter referred to as "Draxis")

                                     - and -

          ELAN PHARMA INTERNATIONAL LIMITED, a corporation incorporated under the laws of Ireland
          (hereinafter referred to as "Elan Pharma")

                                     - and -

          ELAN PHARMACEUTICALS, INC., a corporation incorporated under the laws of the State of Delaware
          (hereinafter referred to as "EPI" and hereinafter collectively with Elan Pharma referred to as "Elan").

Recitals:

A. Draxis and Elan entered into a License, Distribution and Supply Agreement dated as of June 17, 1999 (the "License Agreement"), which provided Draxis with certain license and distribution rights with respect to the Products in the Territory on the conditions and terms contained in the License Agreement;

B. Elan assigned certain rights and obligations with respect to Diastat(R) to Xcel Pharmaceuticals, Inc. pursuant to the Diastat Asset Purchase Agreement dated March 31, 2001 including without limitation, Elan's rights under the License Agreement as it relates to Diastat(R), as a result of which Draxis and Elan have no ongoing relationship regarding Diastat; and

C. Subject to the terms and conditions set forth herein, Elan and Draxis desire to (i) terminate the License Agreement with respect to certain of the Products and (ii) amend the License Agreement with respect to certain of the Products.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

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1.   Defined Terms

     Capitalized terms used in this Amending Agreement and not otherwise defined herein shall have the meanings ascribed thereto in the License Agreement.

2.   Products

     (a) As of the date hereof, Section 1.17 of the License Agreement is hereby amended to state, in its entirety, as follows:

          "Product(s)" means any or all of the following products, to the extent of the rights owned, licensed or controlled by Elan in the Territory:
          Zanaflex(R) and Mysoline(R) and any Improvements to any of the Products which Elan owns or under which Elan is licensed with the right to sublicense in the Territory.

     (b) As of the date hereof, Section 1.24 shall be added to the License Agreement and shall state, in its entirety, as follows:

          "Excluded Product(s)" means any or all of the following products, Neurobloc(TM) (botulinum toxin type B), frovatriptan, Zelapar(TM) (selegiline hydrochloride flashtab), Zonegran(TM) (zonisamide), Zanaflex(R) MR (tizanidine hydrochloride) and ziconotide, including, without limitation, any regulatorily-approved commercial brand names of the above noted products, such as Frovelan(R), MyoBloc(R) and Prialt(R).

     (c) As of the date hereof, the only provisions of the License Agreement that shall apply to the Excluded Products are the following: Sections 5, 6, 13.3, 14, 15.4 (only as to facts existing on or before the date hereof), 15.6, 16, 21.1, 23.1, 23.2, 23.4, 23.5, 23.6, 23.8 and 23.9.
          Sections 15.1, 15.3 and 15.7 shall continue to apply but only with respect to MyoBloc supplied by Draxis in Canada. Section 15.5 shall continue to apply to the Excluded Products but only with respect to the obligations of Draxis provided for therein and Elan shall have no further obligations thereunder.

     (d) As of the date hereof, Attachment A is hereby amended to delete any references to any patents, patent applications or trademarks relating to the Excluded Products.

3.   Other Provisions

     (a) As of the date hereof, the License Agreement is hereby amended to delete Sections 7.2, 7.6, 13.1, 13.2 and 20.2.

     (b) Notwithstanding anything to the contrary in the License Agreement, including without limitation Article 7, the Project Committee shall consist of one representative from each party who will meet on an as needed basis to perform the functions of the Project Committee set out in the License Agreement, except to the extent such functions are amended hereby.

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     (c)  Notwithstanding anything to the contrary in the License Agreement, no further Performance Incentives are payable under the License
          Agreement.

4.   Consideration

     In consideration of the amendments to the License Agreement, Elan shall, on the date hereof, pay U.S. $6,500,000 in immediately available funds to Draxis by way of wire transfer. Neither party shall be required to pay the Termination Fee in connection with this Amending Agreement or the transactions contemplated hereby. Notwithstanding anything to the contrary in the License Agreement, as of the date hereof, the Termination Fee shall not be applicable to any future termination of the License Agreement.

5.   Transitional Support

     Elan shall be solely responsible and liable for taking all actions, paying all fees to, and conducting all communication with, the appropriate governmental or regulatory authority relating to any Excluded Product after the date hereof, including preparing and filing all reports and submissions (and prosecuting such submissions) with the appropriate governmental or regulatory authority; provided that for one month from the date hereof Draxis will provide, at the reasonable request of Elan, transitional support for the orderly transition of Canadian regulatory issues. Elan shall reimburse Draxis for all out of pocket costs incurred in providing such transitional support, including without limitation, regulatory fees, disbursements and file transfer costs incurred with respect thereto.

6.   Inventory

     Draxis shall return forthwith all Myobloc inventory in its possession and Elan waives any amounts owing for outstanding invoices for Myobloc. Draxis confirms that it holds no other inventory with respect to the Excluded Products.

7.   Return of Regulatory and Proprietary Information

     Draxis shall return to Elan as soon as reasonably possible after the date hereof all relevant regulatory information and documents in Draxis' possession and any other Elan Proprietary Information, related to the Excluded Products and shall destroy all internal copies and backups thereof.

8.   Regulatory Support

     Each party acknowledges that for the purpose of specifying Elan's regulatory support obligations pursuant to Section 7.4 and 7.5 of the License Agreement, Elan shall without limitation assist Draxis in the following manner:

     (a) Elan shall notify Draxis in advance regarding any contemplated formulation change to the Products and will continue to supply original formulated Products until Draxis has obtained approval from Health Canada for the new formulation or site manufacturing change.

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     (b)  Elan will cooperate fully with Draxis for all Health Canada related quality issues that may arise as well as any quality issues arising from non-compliance with standard operating procedures in the industry. On request, Elan shall provide all necessary documentation required by Draxis to perform all quality assurance functions as well as all quality control functions (these include, without limitation, certificates of analysis, method transfers, updated master and executed batch records, change controls and any other such documents).

     (c) Elan will provide Draxis with all information that is reasonably necessary to carry out appropriate pharmacovigilance including, without limitation:

          - safety reports (annual safety updates and/or PSURs) generated by the safety group at Elan; and

          - provide within five (5) working days (or sooner should immediate action be required) any potential new safety signals that the Elan safety group detects in its operations.

     (d) On request, Elan will provide Draxis with all necessary documents to meet its requirements to Health Canada and ensure patient safety. Specifically, Elan will provide:

          -    all changes made to the package insert (PI) or product monograph
               (PM);

          - all anticipated changes to the PI must be communicated to Draxis prior to the final document sign-off at Elan so that Draxis can liaise in advance with Health Canada (this must be done (i) at least ten (10) working days prior to Elan sending the final document to the FDA or other regulatory body or (ii) in the event that the FDA or regulatory body provides Elan with less than ten
               (10) working days to finalize the PI as soon as reasonably possible); and

          - all data and final reports pertaining to PM changes so that Draxis can make appropriate changes to its own PM in Canada.

     (e) All plans for future modifications and development of TIZANIDINE should be shared expeditiously with Draxis including all final clinical study reports.

     (f) Notwithstanding anything to the contrary provided for herein, in the event that Elan does not commercialize any Improvement it shall have no obligation to supply Draxis with Product containing such Improvement provided that Elan agrees to discuss in good faith potential Canadian commercialization of such Product without committing to supply Product.

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9.   Waiver of Certain Claims under the License Agreement

     Each party waives any claims as of the date hereof it may have against the other for breach of contract or failure to perform under the terms of the License Agreement including, without limitation, claims related to failure to provide timely regulatory assistance and clinical information and breaches of representations and warranties related to the status of the Patent Rights and Elan's Cost of Goods and releases the other party, its affiliates and their respective officers, directors and employees therefrom. Each party represents and warrants that it has not brought any such claim or proceeding in any legal or arbitration forum as of the date hereof, and that it has not assigned or transferred any such claim to any other party. Notwithstanding the foregoing, , neither party waives any right to any rights to indemnification under the License Agreement (a) related to third party claims in tort or contract arising prior to the date hereof or (b) arising out of any obligations arising after the date hereof relating to Zanaflex and Mysoline.

10.  Reaffirmation of the License Agreement

     Except as expressly amended by this Amending Agreement, the provisions of the License Agreement remain in full force and effect.

11.  Further Assurances

     Each party must from time to time execute and deliver all such further documents and instruments and do all acts and things as the other party may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

12.  Benefit of the Agreement

     This Agreement will enure to the benefit of and be binding upon the respective successors and permitted assigns of the parties hereto.

13.  Counterparts

     This Amending Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Counterparts may be executed either in original or faxed form and the Parties adopt any signatures received by a receiving fax machine as original signatures of the Parties; provided, however, that any Party providing its signature in such manner shall promptly forward to the other Party an original of the signed copy of this Amending Agreement which was so faxed.

14.  Governing Law

     This Agreement will be governed by and construed in accordance with the laws of the state of Delaware, without regard to its choice of law principles.

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     IN WITNESS WHEREOF the parties have executed this Agreement.

                                            DRAXIS HEALTH INC.

                                            Per:  /s/ Martin Barkin, M.D.
                                                 -------------------------------
                                                 Name:  Martin Barkin
                                                 Title: President


                                            ELAN PHARMA INTERNATIONAL LIMITED

                                            Per:  /s/ Kevin Insley
                                                 -------------------------------
                                                 Name:  Kevin Insley
                                                 Title: Authorized Signatory


                                            ELAN PHARMACEUTICALS, INC.

                                            Per:  /s/ David Hurley
                                                 -------------------------------
                                                 Name:  David Hurley
                                                 Title: Chief Financial Officer